Exhibit 99.1

PHINIA REPORTS THIRD QUARTER 2025 RESULTS

Auburn Hills, Michigan, October 28, 2025 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the third quarter ended September 30, 2025.

Third Quarter Highlights:

•Completed the acquisition of Swedish Electromagnet Invest AB (SEM), a provider of advanced natural gas, hydrogen and other alternative fuel ignition systems, injector stators and linear position sensors for approximately $47 million.

•Net sales of $908 million, an increase of 8.2% compared with Q3 2024.
◦Excluding the impacts of foreign currency and the acquisition of SEM, increases of $19 million and $8 million, respectively, adjusted sales increased $43 million or 5.1%, primarily driven by customer pricing, tariff recoveries and increased volumes in Asia and the Americas.

•Net earnings of $13 million and net margin of 1.4%, representing a year-over-year decrease of $18 million and 230 basis points (bps), respectively, primarily driven by a one-time loss in connection with the settlement of separation-related claims.

•Adjusted EBITDA of $133 million with adjusted EBITDA margin of 14.6%, representing a year-over-year increase of $13 million and 30 bps, respectively, primarily driven by research and development savings and partially offset by increased employee costs and unfavorable product mix.

•Net earnings per diluted share of $0.33.
◦Adjusted net earnings per diluted share of $1.59 (excluding $1.26 per diluted share related to non-operating items detailed in the non-GAAP appendix below), reflecting the operational increases detailed above and a reduction in share count.

•Returned $41 million to shareholders through $30 million of share repurchases and $11 million in dividends.

Key Wins in Strategic Growth Markets:
New business wins remained strong, notable Q3 wins include:

•New, next generation canister technology with leak detection devices in a Plug-in Hybrid Electric Vehicle (PHEV) for a leading North American OEM on two hybrid light commercial vehicle programs.

•Award to supply a brushless alternator for industrial applications to a leading Off-Highway OEM in Asia, specifically for use in mining haul trucks.

•Secured new business and achieved first win with a leading Chinese OEM for a gasoline direct injection (GDi) fuel rail assembly and controller for light passenger vehicle and light commercial vehicle applications.

•Expanded market-leading product coverage and grew share of wallet with a major Middle Eastern customer.

•Signed an agreement with a new, large customer in the United Kingdom for braking and suspension components.

•New starter and alternator business with additional distributors in North America.

“Third-quarter results reflect the strength of our strategy and dedication of our team,” said Brady Ericson, President and Chief Executive Officer of PHINIA. “We’re proud to report one of our strongest quarters to date, and we owe this success to the talent, resilience, and collaboration of our employees worldwide. Their commitment continues to drive our momentum and deliver value to our customers and shareholders. Despite external headwinds, we remain focused on operational excellence and long-term value creation.”

“We also focused on the integration of SEM, a strategic move aligned with PHINIA’s broader growth roadmap. This initial step in our growth strategy opens the door to new opportunities and reinforces our position in the industry,” Ericson added.

Balance Sheet and Cash Flow:

The Company ended the quarter with cash and cash equivalents of $349 million and $499 million of available capacity under its Revolving Credit Facility. Total debt at quarter end was $992 million.

Net cash generated by operating activities was $119 million, representing a year-over-year increase of $24 million. Adjusted free cash flow was $104 million compared to $60 million in Q3 2024, primarily due to higher earnings adjusted for non-cash charges and deferred income and lower prepaid assets.

2025 Full Year Guidance:

The Company updated its full year 2025 guidance, incorporating the expected 2025 performance of the SEM business. Net sales is expected to be in the range of $3.39 billion to $3.45 billion. Excluding the impacts of foreign exchange, contract manufacturing arrangements in 2024, and the acquisition in 2025, this implies a year-over-year sales range of 1% decline to flat in 2025. The Company’s net earnings and adjusted EBITDA are projected to be $100 million to $110 million and $465 million to $480 million, respectively, with net earnings margin of 2.9% to 3.2% and adjusted EBITDA margin of 13.6% to 14.0%. The Company expects to generate $175 million to $205 million in adjusted free cash flow. Adjusted tax rate is expected to be in the range of 33% to 37%.

The Company will host a conference call to review third quarter 2025 results and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q3 2025 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGETM. With over 12,500 employees across 49 locations in 21 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and aerospace and defense), light commercial vehicles (vans and trucks) and light passenger vehicles (passenger cars, mini-vans, cross-overs and sport-utility vehicles), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

© 2025 PHINIA Inc. All Rights Reserved.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 947-262-5256

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. and foreign administrative policy, including tariffs, changes to existing trade agreements and import or export licensing requirements, and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events, including natural disasters or extreme weather events, fires or similar catastrophic events, political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, social and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions, including due to U.S. and foreign government action; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards, including the ongoing investigation into diesel defeat devices; current and future environmental, health and safety, human rights and other laws and regulations; the impacts of climate change, regulations related to climate change and various stakeholders’ emphasis on climate change and other related matters; compliance with and changes in other laws and regulations; liabilities related to product warranties, litigation and other claims; tax audits and changes in tax laws or tax rates taken by taxing authorities; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive covenants and other requirements on our financial and operating flexibility pursuant to the agreements governing our indebtedness; risks relating to the spin-off from our former parent, including our ability to achieve some or all of the benefits that we expect to achieve from the spin-off, a determination that the spin-off does not qualify as tax-free for U.S. federal income tax purposes, our or our former parent’s failure to perform under, or additional disputes that may arise between the parties relating to, various transaction agreements executed in connection with the spin-off and any amendments and restatements thereto, and the availability of, and our ability to use, various credits and offsets detailed in such agreements or the settlement agreement between the Company and our former parent; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Fuel Systems	$549	$484	$1,559	$1,529
Aftermarket	359	355	1,035	1,041
Net sales	908	839	2,594	2,570
Cost of sales	708	652	2,025	2,003
Gross profit	200	187	569	567
Gross margin	22.0%	22.3%	21.9%	22.1%

Selling, general and administrative expenses	105	108	324	324
Restructuring expense	4	6	11	11
Other operating expense, net	57	7	49	24
Operating income	34	66	185	208

Equity in affiliates’ earnings, net of tax	(3)	(3)	(11)	(8)
Interest income	(3)	(4)	(11)	(12)
Interest expense	20	20	60	81
Other postretirement expense, net	1	—	3	1
Earnings before income taxes	19	53	144	146

Provision for income taxes	6	22	59	72
Net earnings	$13	$31	$85	$74

Earnings per share— diluted	$0.33	$0.70	$2.10	$1.63

Weighted average shares outstanding — diluted	39.6	44.1	40.4	45.4

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$349	$484
Receivables, net	898	817
Inventories	523	444
Prepayments and other current assets	148	96
Total current assets	1,918	1,841
Property, plant and equipment, net	864	843
Other non-current assets	1,205	1,084
Total assets	$3,987	$3,768

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$26	$25
Accounts payable	627	522
Other current liabilities	465	422
Total current liabilities	1,118	969
Long-term debt	966	963
Other non-current liabilities	317	262
Total liabilities	2,401	2,194

Total equity	1,586	1,574
Total liabilities and equity	$3,987	$3,768

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
OPERATING
Net cash provided by operating activities	$119	$95	$216	$235
INVESTING
Capital expenditures, including tooling outlays	(26)	(25)	(95)	(85)
Payments for business acquired, net of cash acquired	(9)	—	(9)	—
Payments for investment in equity securities	—	(1)	—	(1)
Proceeds from asset disposals and other, net	—	1	1	2
Net cash used in investing activities	(35)	(25)	(103)	(84)
FINANCING
Net decrease in notes payable	—	—	—	(75)
Proceeds from issuance of long-term debt, net of discount	—	450	—	975
Payments for debt issuance costs	—	(6)	—	(15)
Repayments of debt, including current portion	—	(294)	—	(722)
Repayment of acquired debt	(32)	—	(32)	—
Dividends paid to PHINIA stockholders	(11)	(10)	(32)	(33)
Payments for purchase of treasury stock, including excise tax	(30)	(75)	(172)	(188)
Payments for stock-based compensation items	(3)	—	(9)	(3)
Net cash (used in) provided by financing activities	(76)	65	(245)	(61)
Effect of exchange rate changes on cash	(6)	3	(3)	22
Net increase (decrease) in cash and cash equivalents	2	138	(135)	112
Cash and cash equivalents at beginning of period	347	339	484	365
Cash and cash equivalents at end of period	$349	$477	$349	$477

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	September 30, 2025	December 31, 2024
Total debt	$992	$988
Cash and cash equivalents	349	484
Net debt	$643	$504

Use of Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation-related costs, merger and acquisition expense, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales. Management utilizes adjusted EBITDA and adjusted EBITDA margin in its financial decision-making process and to evaluate performance of the Company's consolidated results. Management also believes adjusted EBITDA and adjusted EBITDA margin are useful to investors in assessing the Company’s ongoing consolidated financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with our former parent that were entered into in connection with the spin-off. Management believes that adjusted sales is useful to investors, as it provides improved comparability between periods through the exclusion of certain temporary agreements with our former parent that are not indicative of the Company’s ongoing operations.

Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings and adjusted net earnings per diluted share as net earnings and net earnings per share, each adjusted to exclude: (i) the tax-effected impact of restructuring expense, separation-related costs, merger and acquisition expense, impairment charges and other gains, losses and tax effects and adjustments not reflective of the Company’s ongoing operations; and (ii) acquisition-related intangibles amortization expense because it pertains to non-cash expenses that the Company does not use to evaluate core operating performance. Management believes that adjusted net earnings and adjusted net earnings per diluted share are useful to investors in assessing the Company’s ongoing financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays. Management believes that adjusted free cash flow is useful to investors in assessing the Company's ability to service and repay its debt and return capital to shareholders. Further, management uses this non-GAAP measure for planning and forecasting purposes.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Fuel Systems net sales	$549	$484	$1,559	$1,529
Spin-off agreement adjustment	—	(1)	—	(23)
Fuel Systems adjusted sales	549	483	1,559	1,506
Aftermarket net sales	359	355	1,035	1,041
Adjusted sales	$908	$838	$2,594	$2,547

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net earnings	$13	$31	$85	$74
Depreciation and tooling amortization	32	33	94	100
Interest expense	20	20	60	81
Provision for income taxes	6	22	59	72
Amortization of acquisition-related intangibles	8	7	22	21
Interest income	(3)	(4)	(11)	(12)
EBITDA	76	109	309	336
Restructuring expense	4	6	11	11
Separation-related costs[1]	53	4	43	24
(Gains) losses for other one-time events	(2)	4	(2)	4
Merger and acquisition costs[2]	4	—	9	—
Other postretirement expense, net	1	—	3	1
Equity in affiliates’ earnings, net of tax	(3)	(3)	(11)	(8)
Adjusted EBITDA	$133	$120	$362	$368

Adjusted sales	$908	$838	$2,594	$2,547
Adjusted EBITDA margin %	14.6%	14.3%	14.0%	14.4%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net earnings	$13	$31	$85	$74
Separation-related costs[1]	53	4	43	24
Amortization of acquisition-related intangibles	8	7	22	21
Restructuring expense	4	6	11	11
Merger and acquisition expense[2]	4	—	9	—
(Gains) losses for other one-time events	(2)	4	(2)	4
Loss on extinguishment of debt	—	2	—	22
Tax effects and adjustments	(17)	(2)	(15)	(13)
Adjusted net earnings	$63	$52	$153	$143

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net earnings per diluted share	$0.33	$0.70	$2.10	$1.63
Separation-related costs[1]	1.34	0.09	1.07	0.53
Amortization of acquisition-related intangibles	0.20	0.16	0.55	0.46
Restructuring expense	0.10	0.14	0.27	0.24
Merger and acquisition expense[2]	0.10	—	0.22	—
(Gains) losses for other one-time events	(0.05)	0.09	(0.05)	0.09
Loss on extinguishment of debt	—	0.05	—	0.49
Tax effects and adjustments	(0.43)	(0.06)	(0.37)	(0.29)
Adjusted net earnings per diluted share	$1.59	$1.17	$3.79	$3.15

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$119	$95	$216	$235
Capital expenditures, including tooling outlays	(26)	(25)	(95)	(85)
Effects of separation-related transactions	11	(10)	—	31
Adjusted free cash flow	$104	$60	$121	$181

_________________________

1 Separation-related costs primarily relate to a $39 million loss in connection with the settlement of a separation-related claims with the Company’s former parent, indemnities related to the Tax Matters Agreement between the Company and its former parent, and professional fees and other costs associated with the spin-off of the Company from its former parent, including the adjustment of certain historical liabilities allocated to the Company in connection with the spin-off.

2 Merger and acquisition expense primarily relate to professional fees for acquisition initiatives, including the SEM acquisition.